EXHIBIT 10.21

Summary of Director Compensation

We currently pay each director who is not one of our employees (i.e., all of our directors except for our Chief Executive Officer, Adam W. Shaffer, and our President, Gary W. Guy) an annual retainer of $24,000 (paid quarterly), $2,500 for each board meeting attended in person, $1,000 for each committee meeting attended in person and $500 for each board or committee meeting attended by telephone. Additionally, we pay the chairman of our board committees an annual fee of $2,500 for service in that capacity. Directors who are our employees are not paid any additional compensation for their service on our Board of Directors. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board and committee meetings. We have entered into indemnification agreements, a form of which is attached as an exhibit to the accompanying Annual Report on Form 10-K, with each of our directors.

Additionally, our non-employee directors are eligible to participate in our 2004 Non-Employee Director Stock Option Program, which is part of our 2004 Stock Incentive Plan. Both of our 2004 Non-Employee Director Stock Option Program and our 2004 Stock Incentive Plan are administered by the Compensation Committee of our Board of Directors. Under our 2004 Non-Employee Director Stock Option Program, our non-employee directors are eligible to receive annual, automatic, non-discretionary grants of nonqualified stock options under our 2004 Stock Incentive Plan at an exercise price equal to the fair market value of our common stock on the date of grant. Each new non-employee director is automatically granted an option to acquire 30,000 shares of our common stock, which vests quarterly over three years. Each non-employee director who has been a board member for at least 6 months on the date of each annual stockholder’s meeting, beginning with the 2005 annual meeting, receives an automatic grant of an option to acquire 10,000 shares of our common stock, which vests quarterly over one year. All options granted under our 2004 Non-Employee Director Stock Option Program will become fully vested in the event of certain corporate transactions.

The other terms and conditions of option grants to our non-employee directors under our 2004 Non-Employee Director Stock Option Program are determined in the discretion of our Compensation Committee, and must be consistent with the terms of our 2004 Non-Employee Director Stock Option Program.

In addition to grants pursuant to our 2004 Non-Employee Director Stock Option Program, our non-employee directors are also eligible to receive additional grants under our 2004 Stock Incentive Plan, as determined from time to time by the Compensation Committee. The terms and conditions of grants to our non-employee directors under our 2004 Stock Incentive Plan are determined in the discretion of the Compensation Committee.

Our 2004 Non-Employee Director Stock Option Program and our 2004 Stock Incentive Plan are filed as exhibits to the accompanying Annual Report on Form 10-K. The compensation arrangements we have with our directors are reviewed and may be modified from time to time by our Board of Directors.